EXHIBIT 99.2

Internet Security Systems, Inc.

Supplemental Financial Data

Q3 2004
Revenue by theater
America	64%
EMEA	21%
KK	15%

Proventia Appliance Revenue (a)	$19,000,000

Proventia units sold
Intrusion prevention appliance	83%
Multi-function appliance	17%

Average size of top 25 license deals based on total contract value	$550,000

Channel mix for license and product revenues (b)	73%

Managed Security Services (c)
% of total revenues	13%
Book to Bill Ratio (d)	1.02

DSO (e)	82

Restricted stock amortization	$600,000

(a)	Additional information about Proventia:

Approximately 1,900 units sold in Q3 2004

Approximately one-third of sales to new customers in Q3 2004

Approximately 6% of Proventia product sales from multi-function appliances in Q3 2004

(b)	Channel mix for license and product revenue increased 13 percentage points over the third quarter of 2003.
(c)	Managed Security Services third quarter growth of 39% over the third quarter of 2003.
(d)	Book to Bill Ratio is (1) the monthly monitoring fee amount for contracts signed during the quarter to (2) the monthly monitoring fee amount of devices that were turned on (or monitoring began) during the quarter.
(e)	Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.